EXHIBIT 5

Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Madrid, Spain

Madrid, July 27, 2017

Dear Sirs,

Banco Santander, S.A.
Registration Statement on Form F-3

We have acted as Spanish legal counsel to Banco Santander, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Bank”) in connection with the issuance by the Bank, of 1,458,232,745 new ordinary shares with a par value of €0.50 each (the “New Shares”), by means of cash contributions to be delivered in the framework of the capital increase with preferential subscription rights (the “Capital Increase”) approved by the Bank’s Executive Committee on 3 July 2017 (acting pursuant to the resolutions approved by the Shareholders’ Meeting of the Bank on April 7, 2017 under Item 5 of the Agenda and pursuant to the resolutions approved by the Board of Directors of the Bank on the same date and on June 26, 2017 whereby the Board of Directors of the Bank delegated in favor of the Executive Committee the powers and faculties granted to it by the said Shareholders’ Meeting in connection with the Capital Increase), as described in the prospectus supplement dated July 5, 2017 and filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended, on such date (the “Prospectus Supplement”).

This legal opinion is issued pursuant to Item 9 of Form F-3.

A.	Documents and information reviewed

In arriving at our opinions, we have reviewed the following documents and information (the “Documents”):

(a)	A copy of the Bank’s registration statement on Form F-3 dated June 22, 2017.

(b)	A copy of the Prospectus Supplement.

(c)	Information on the Bank available at the webpage of the Spanish Commercial Registry (www.rmc.es) as of July 27, 2017.

(d)	A copy of the by-laws (estatutos sociales) of the Bank, as provided to us by the Bank on July 27, 2017, (the “By-laws”).

(e)	A copy of the resolutions approved by (i) the Shareholders’ Meeting of the Bank on April 7, 2017 under Item 5 of the Agenda; (ii) the Board of Directors of the Bank on April 7, 2017 whereby the Board of Directors delegates in favor of the Executive Committee of the Bank the powers and faculties granted to it by the Shareholders’ Meeting held on April 7, 2017; (iii) the Board of Directors of the Bank on June 26, 2017 whereby the Board of Directors delegates in favor of the Executive Committee of the Bank the powers and faculties necessary to carry out, if deemed convenient, the capital increase announced by the Bank on June 7, 2017; (iv) the Executive Committee of the Bank on July 3, 2017 approving the Capital Increase and the Issuance of the New Shares; and (v) the Executive Committee of the Bank on July 27, 2017 declaring the subscription and disbursement of the New Shares and the closing of the Capital Increase (the “Closing Resolution” and, together with the resolutions stated under points (i) through (iv) above, the “Resolutions”).

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures on the Documents are genuine.

(b)	The original Documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	All the documents that should have been filed with the Commercial Registry of Cantabria by the Bank had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

The content of the information available on the webpage of the Commercial Registry (www.rmc.es) as of the date of this legal opinion accurately reflects the registered information about the entries held at the Commercial Registry of Cantabria in relation to the Bank as of such date.

The information held at the Commercial Registry is assumed to be correct and valid.

(d)	The copies of the Resolutions reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(e)	There are no contractual or other limitations that the Bank is bound by and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreement to which the Bank is a party or which are otherwise binding upon the Bank which fully or partially annul, modify or supersede the content of the Documents.

There are no decisions or resolutions adopted or passed by of the governing bodies of the Bank that revoke or amend the Resolutions.

There are no factual circumstances that have not been disclosed to us and that could affect our opinions.

(f)	The by-laws of the Bank that we have reviewed are those in force on the date of this legal opinion.

(g)	(i) The centre of main interests of the Bank is located in Spain; (ii) the Bank is able to pay its debts as per article 2 et seq. of Law 22/2003 of 9 July on Insolvency (the “Insolvency Law”); (iii) the Bank will not be unable to pay its debts as per article 2 of the Insolvency Law as a consequence of performing its obligations under the issuance of the New Shares; (iv) no petition for insolvency (concurso) or extrajudicial settlement of payments (acuerdo extrajudicial de pagos) has been filed in relation to the Bank; (v) no communication contemplated under article 5 bis of the Insolvency Law has been sent to the competent court in relation to the Bank; (vi) no insolvency or administrative receiver, or insolvency mediator (mediador concursal) has been appointed, or their appointment sought, to oversee any of its assets; and (vii) the Bank does not fall under any ground for winding-up as set out in article 363 of the Spanish Companies Law approved by Royal Legislative Decree 1/2010, of 2 July (the “Ley de Sociedades de Capital”).

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the Bank and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described herein has been limited to our role as Spanish legal counsel to the Bank, and we therefore assume no obligation to advise any other party to the transaction whereby the Shares and/or the Rights are issued. Furthermore, we assume no obligation to advise the Bank or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

The Bank validly exists as a sociedad anónima under the laws of Spain.

2.	Authorisation for issuance

If and when issued under the Registration Statement, the New Shares will have been duly authorized for issuance by all corporate action of the Bank.

3.	Validly issued, fully paid and non-assessable shares

This opinion relates to the issuance of the New Shares on the date hereof. Provided that the New Shares have been subscribed and paid-in as stated in the Closing Resolutions, the New Shares have been validly issued on the date hereof and are fully paid and non-assessable.

D.       Qualifications

The opinions above are subject to the following:

(i)	Our opinion is issued subject to the effects and outcome of the transaction mentioned herein that may derive from insolvency, the recovery and resolution proceedings of credit institutions and investment firms, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from articles 5 bis, 71 and 71 bis, and the fourth additional provision of the Insolvency Law).

(ii)	We offer no opinion as to the financial or economic reasonableness of the transaction mentioned herein.

(iii)	The information available from the website www.rmc.es may not be entirely accurate or up to date.

This legal opinion is rendered to the Bank and in connection with the Prospectus Supplement as was filed with the SEC on July 5, 2017. This legal opinion is not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than the Bank may make decisions based on it, nor may they claim any liability for its content without our prior written consent.

As the sole exception to the terms of the preceding paragraph, the Bank may file, for information purposes only, this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” contained in the Prospectus Supplement. In any event, this opinion is exclusively addressed to the Bank and no other person shall rely on the content of this opinion, or claim any contractual or non-contractual liability against us for its content.

Very truly yours,

/s/ Salvador Sánchez-Terán

Salvador Sánchez-Terán